EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES 25% THIRD QUARTER CORE PC POSTAGE
REVENUE GROWTH AND 52% NON-GAAP EARNINGS PER SHARE GROWTH
Core PC Postage revenue up 25% to $22.7 million and
Non-GAAP Diluted Earnings per Share up 52% to $0.37

LOS ANGELES – October 27, 2011 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced record results for the third quarter ended September 30, 2011.

Highlights for the third quarter:

•	Total revenue was $24.9 million, up 20% compared to the third quarter of 2010.

•	Core PC Postage revenue from the small business, enterprise and high volume shipping customer segments was $22.7 million, up 25% from the third quarter of 2010.

•	PC Postage gross margin was 77.7%.

•	GAAP net income was $4.5 million or $0.30 per fully diluted share. This includes $1.0 million in stock-based compensation expense.

•	Excluding the stock-based compensation expense, non-GAAP income from operations was $5.4 million, non-GAAP net income was $5.5 million and non-GAAP net income per fully diluted share was $0.37.

"We continued to experience record results in nearly every area of our business during the third quarter,” said Ken McBride, Stamps.com President and CEO.  “We achieved the highest year-over-year growth rate we have ever seen in our core PC Postage business revenue at 25%, and we achieved 52% year-over-growth in our non-GAAP net earnings per share.  We also set new records in many of our key customer metrics including total paid customers, average revenue per paid customer, customer postage printed and new enterprise seats added during the quarter, and our high volume shipping postage printed amounts continued to exhibit triple-digit growth rates.  As a result of the continued strength in all areas of our business, we raised guidance again today.”

Third Quarter 2011 Detailed Results

Non-core PC Postage revenue from the enhanced promotion channel, online programs where additional promotions are provided directly by marketing partners, was $0.8 million, down 26% versus the third quarter of 2010.  PhotoStamps revenue was $1.4 million, down 2% versus the third quarter of 2010, as the Company continues to reduce its investment in this area.  PhotoStamps gross margin was 23.1% and total gross margin was 74.6%.  During the third quarter, cash and investments increased by $15 million and ended the quarter at a total of $51 million.

Third quarter GAAP net income was $4.5 million. On a per share basis, total third quarter 2011 GAAP net income was $0.30 based on fully diluted shares outstanding of 15.1 million. Third quarter 2011 GAAP net income included $1.0 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

Third Quarter Fiscal 2011
All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Comp. Exp.	GAAP Amounts

Cost of Sales	$6.23	$0.09	$6.32
Research & Development	2.18	0.23	2.41
Sales & Marketing	8.12	0.21	8.32
General & Administrative	2.95	0.48	3.43
Total Expenses	19.48	1.01	20.48

Gross Margin	75.0%	(0.4%)	74.6%

Income (Loss) from Operations	5.44	(1.01)	4.43
Interest and Other Income	0.13	-	0.13
Pre-Tax Income (Loss)	5.57	(1.01)	4.57

Provision for Income Taxes	(0.04)	-	(0.04)

Net Income	$5.54	$(1.01)	$4.53

On a diluted per share basis	$0.37	$(0.07)	$0.30

Shares used in per share calculation	15.06	15.06	15.06

Excluding the stock-based compensation expense, third quarter 2011 non-GAAP net income was $5.5 million or $0.37 per share based on fully diluted shares outstanding of 15.1 million. This compares to third quarter 2010 non-GAAP net income of $3.5 million and non-GAAP net income per fully diluted share of $0.24.  Thus, non-GAAP third quarter 2011 diluted earnings per share increased by 52% compared to the same quarter last year.

New Corporate Headquarters

On October 19, 2011, Stamps.com entered into an agreement to purchase two adjacent buildings representing a total of 82 thousand square feet for an aggregate purchase price of $13,350,000 to serve as its future corporate headquarters.  The purchase of the property is  currently in the escrow period and is expected to close in January 2012 after which the Company plans to perform renovations to the property.  The Company plans to occupy a portion of the space starting in mid-2012 when its existing lease for its current corporate headquarters expires, and the remaining portion of the space will continue to be leased to the existing  tenants.  The purchase of the property and future renovations will be funded out of the Company's existing cash and investments.

Share Repurchase

During the third quarter of 2011, the Company repurchased a total of 18 thousand shares for a total cost of $0.3 million. The Company’s current repurchase plan remains in effect through February 2012 with a remaining authorization of approximately 1 million shares.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Loss (NOL) Update

Stamps.com currently has approximately $215 million in Federal NOLs and $150 million in State NOLs. The Company estimates that as of September 30, 2011, its ownership shift was approximately 16% compared with the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Business Outlook

Stamps.com currently expects total 2011 revenue to be in a range of $92.5 to $102.5 million. This compares to the previous expectation in July of 2011 for total 2011 revenue of $90 to $100 million and the original expectation in February of 2011 of $82.5 to $92.5 million. GAAP net income per share for 2011 is expected to be in a range of $1.30 to $1.50, including approximately $3.5 million of stock-based compensation expense and an approximately $5.0 million non-cash tax benefit. Excluding the stock-based compensation expense and non-cash tax benefit, non-GAAP 2011 net income per fully diluted share is expected to be in a range of $1.20 to $1.40. This compares to the previous expectation in July of 2011 for non-GAAP 2011 net income per fully diluted share of $1.10 to $1.30 and the original expectation in February of 2011 of $0.85 to $1.05.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past five fiscal years and current fiscal year to date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picasa, HP/Snapfish, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial table on page 2 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
Revenues:
Service	$19,216	$15,989	$55,382	$48,179
Product	3,194	2,736	9,768	8,618
Insurance	1,085	496	2,859	1,282
PhotoStamps	1,422	1,449	6,351	4,766
Other	1	19	5	22
Total revenues	24,918	20,689	74,365	62,867
Cost of revenues:
Service	3,704	3,208	10,901	9,944
Product	1,146	993	3,586	3,213
Insurance	378	158	998	390
PhotoStamps	1,094	1,145	3,746	3,595
Total cost of revenues	6,322	5,504	19,231	17,142
Gross profit	18,596	15,185	55,134	45,725
Operating expenses:
Sales and marketing	8,323	6,978	25,079	22,584
Research and development	2,411	2,205	7,016	6,594
General and administrative	3,428	3,410	10,394	9,901
Legal Settlements and Reserves	-	-	-	5,211
Total operating expenses	14,162	12,593	42,489	44,290
Income from operations	4,434	2,592	12,645	1,435

Interest and other income, net	133	219	434	620
Income before income taxes	4,567	2,811	13,079	2,055
Income tax expense (benefit)	39	82	199	(3,760)
Net income	$4,528	$2,729	$12,880	$5,815
Net income per share:
Basic	$0.31	$0.19	$0.89	$0.40
Diluted	$0.30	$0.19	$0.88	$0.39
Weighted average shares outstanding:
Basic	14,556	14,280	14,454	14,567
Diluted	15,059	14,452	14,707	14,725

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2011	December 31, 2010

ASSETS
Cash and investments	$51,216	$35,299
Accounts receivable	6,913	4,868
Other current assets	4,516	4,015
Property and equipment, net	1,864	1,694
Intangible assets, net	849	885
Deferred tax	7,650	7,650
Other assets	3,075	3,031
Total assets	$76,083	$57,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,127	$9,011
Deferred revenue	2,033	4,193
Total liabilities	12,160	13,204

Stockholders' equity:
Common stock	48	47
Additional paid-in capital	620,748	608,522
Treasury Stock	(123,472)	(118,151)
Accumulated deficit	(433,723)	(446,603)
Unrealized gain on investments	322	423
Total stockholders' equity	63,923	44,238
Total liabilities and stockholders' equity	$76,083	$57,442